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                                                                  Exhibit 10.16
                                                                 CONFORMED COPY

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of February 1, 2001 by and between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (the "Company"), and MARTIN G. McGUINN (the "Executive"),

                                WITNESSETH THAT:

         WHEREAS, the Executive is currently serving as Chairman and Chief Executive Officer of the Company and Mellon Bank, N.A. (the "Bank" and, together with the Company, the "Companies"), and the Company desires to retain the Executive to continue to serve in such capacities, and the Executive is willing to continue to serve in such capacities, on the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Companies, for the Term provided in Paragraph 3(a) below and upon the other terms and conditions hereinafter provided. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him do not violate the terms of any existing agreement or understanding to which the Executive is a party.

         2. Position and Responsibilities. During the Term, the Executive agrees to serve as the Chairman and Chief Executive Officer of the Company and the Bank. In his capacity as the Chairman and Chief Executive Officer, he shall be responsible for the general management of the affairs of the Company and the Bank, respectively, reporting directly to their respective boards of directors. The Executive (a) shall serve as a member of such boards for the period for which he is and shall from time to time be elected, (b) shall be given such authority as is appropriate to carry out the duties described above, and (c) agrees to serve, if elected, as an officer and director of any other subsidiary or affiliate of the Companies.

         3. Term and Duties.

         (a) Term of Agreement. The term of the Executive's employment under this Agreement shall commence on February 1, 2001 and shall continue thereafter through January 31, 2004 (the "Term").

         (b) Duties. During the Term, and except for illness or incapacity and reasonable vacation periods of no more than 4 weeks in any calendar year (or such other periods as shall be consistent with the Company's policies for other key executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Companies and their subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the board of directors of the Company (the "Board") or the Bank and that are consistent with his position and status; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

                  (i) serving, in accordance with the Company's policies and with the prior approval of the Board, which prior approval will not be unreasonably withheld, as a director of any company

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         or organization involving no actual or potential conflict of interest with the Companies or any of their subsidiaries or affiliates;

                  (ii)  delivering lectures and fulfilling speaking engagements;

                  (iii)  engaging in charitable and community activities; and

                  (iv) investing his personal assets in businesses in which his participation is solely that of an investor in such form or manner as will not violate Section 7 below or require any services on the part of the Executive in the operation or the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive's duties and obligations to the Companies. Not less frequently than annually, a listing of the Executive's positions with unaffiliated companies and organizations will be presented to the Nominating Committee of the Board for its review and approval of such service and granting of indemnification in connection therewith.

         4. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of the Company, the Bank or any subsidiary, affiliate or division thereof, the Executive shall be compensated as set forth below. It is the intention of the Company and the Executive that the Executive's total compensation be competitive with that paid by similar financial institutions. To assure this, the Company will conduct an annual survey of compensation practices of a group of peer financial institutions designated by the Human Resources Committee of the Board ("HRC").

                  (a) Base Salary. The Executive shall be paid a fixed salary ("Base Salary") of $825,000 per annum as of the effective date of this Agreement. The Base Salary amount is subject to periodic review by the Board or the HRC (which shall occur at least annually, with the first such review to take place in May 2001). Base Salary shall be payable in accordance with the customary payroll practices of the Companies, but in no event less frequently than monthly.

                  (b) Bonus. The Executive shall be paid such amounts, if any, as may be due under the terms of the Mellon Financial Corporation Profit Bonus Plan (or any successor plan) (the "Bonus Plan"), with such payments of bonus to be made in accordance with the terms of the Bonus Plan. It is understood that the Executive may receive some portion of his Bonus Plan award in the form of restricted stock, and such awards are to be made on the same terms as apply to other members of the Executive Management Group.

                  (c) Equity-Based Compensation. The Company shall grant to the Executive during calendar year 2001 and in subsequent years as the HRC shall decide, awards (the "Awards") permitted to be granted under the Company's Long-Term Profit Incentive Plan (1996) or any successor plan (the "Long-Term Plan"), which Awards may include stock options, SARs, performance units, restricted stock and deferred share awards.

                  (d) Additional Benefits. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any member of senior management at the Company is eligible under any plan or program now or hereafter established and maintained by the Company or the Bank for senior officers, to the extent permissible under the general terms


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         and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, sick-leave plans, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans. Notwithstanding the foregoing, the Executive acknowledges and agrees that the severance payments provided in certain circumstances under this Agreement and the Prior Agreement (as defined in Section 6(g)) are in lieu of any rights which the Executive might otherwise have under any and all other displacement, separation or severance plans or programs of the Companies, including without limitation the Mellon Financial Corporation Displacement Program, and the Executive hereby waives all rights to participate in any of such plans or programs in the event of the termination of his employment during the Term.

                  (e) Perquisites. The Company will also furnish the Executive, without cost to him, with such perquisites as are commensurate with the Executive's position and status, including (i) membership in such country and business clubs as are reasonably necessary to the conduct of the Companies' business, (ii) an annual physical examination of the Executive by a physician selected by the Executive, (iii) participation in the Company's matching gifts program, (iv) use of a car and driver, and (v) personal financial, investment and tax advice, with any firm selected by the Executive, not to exceed a reasonable sum per annum, to the extent costs or expenses of the Executive to be reimbursed are properly documented. To the extent the furnishing of the perquisites listed in this section results in taxable income being imputed to the Executive, the Company will reimburse the Executive for all tax costs incurred to restore him to the same after-tax position in which he would have been had income not been imputed.

         5. Business Expenses. The Companies shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such policies and procedures as the Companies from time to time establish for senior officers.

         6. Effect of Termination of Employment; Effect of Disability.

         (a) Without Cause Termination or Constructive Discharge. Subject to the provisions of Section 7 below, in the event the Executive's employment hereunder terminates due to either a Without Cause Termination or a Constructive
Discharge:

                  (i) Earned but unpaid Base Salary as of the Date of Termination (as defined in Section 14(b)) and any earned but unpaid bonuses for prior years (collectively, the "Accrued Obligations"), shall be payable in full, and the Company shall, as liquidated damages or severance pay, or both:

                           (A) continue to pay the Executive's Base Salary, as
                  in effect at the Date of Termination, from the Date of Termination until the end of the Term. Moreover, if said termination occurs within 12 months from the end of the Term of this Agreement, the Company shall continue to pay the Executive's Base Salary for a period of no less than the shorter period of (1) 12 months from the Date of Termination, or (2) the Date of


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                  Termination until the time when the Executive commences
                  full-time employment with another employer, and

                           (B) pay to the Executive for the year of termination
                  and for each subsequent calendar year or portion thereof during the remainder of the Term, an amount (prorated in the case of any partial year) equal to the Cash Bonus Amount of the highest bonus received by the Executive under the Bonus Plan for any year in the three years preceding the Date of Termination, such payments to be made at the normal times for payment of bonuses under the Bonus Plan.

         With respect to the payments provided for in this Section 6(a)(i), the Executive shall be entitled, to the extent permitted by law as determined by the Company in good faith, to participate in any compensation deferral plans or arrangements then provided by the Company to senior executives on the same basis as if he had remained an employee through the end of the Term.

                  (ii) To the extent permitted by law, the Company shall continue to provide the Executive through the remainder of the Term with (A) service credit under all qualified and nonqualified retirement plans and excess benefit plans and the Supplemental Retirement Benefit provided under this Agreement in which the Executive participated as of his Date of Termination and (B) eligibility to receive employer matching contributions on any pre-tax contributions made by the Executive to the Retirement Savings Plan at the maximum rate which would have been available to the Executive had his employment continued.

                  (iii) The Company shall continue to provide Executive (and Executive's dependents, if applicable) for the period of salary continuation set forth in Section 6(a)(i)(A) above with medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as those of the applicable employee benefit plans in effect from time to time as applied to employees; provided, however, that if the Executive cannot continue to participate under the terms of the Company plans providing such benefits, the Company shall otherwise provide such benefits on (as nearly as reasonably practicable) the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Executive becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive's eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

                  (iv) All stock options and restricted stock awards granted after February 1, 1998 under the Long-Term Plan and outstanding as of the Date of Termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) shall become immediately and fully vested. The Executive shall have up to three (3) years to exercise all such outstanding stock options following the Date of Termination, but in no event beyond their specified term. All Type II



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         stock options and related deferred cash incentive awards granted after
         February 1, 1998 under the Long-Term Plan shall not terminate or be forfeited, as the case may be, but shall remain outstanding and exercisable or payable, as the case may be, as if Executive remained employed by the Company. The Chairman and Chief Executive Officer of the Company shall recommend to the HRC, with respect to any period for which Performance Goals (as defined in the Long-Term Plan) relating to such Type II stock options and deferred cash incentive awards are achieved, that the right to exercise the maximum possible number of Type II stock options be accelerated and that the maximum possible deferred cash incentive award be earned and payable to the Executive upon such exercise. The vesting of other Awards under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment shall be governed by the terms of the applicable award agreement. The award agreement for any Award of performance accelerated restricted stock granted during the Term shall provide that if the Executive's employment terminates due to a Without Cause Termination or a Constructive Discharge, the restricted stock shall not be forfeited, and the restrictions thereon shall lapse at the same times as if employment had continued.

                  (v) The perquisites set forth in Paragraphs 4(e)(i), (iv) and
         (v) shall continue through the first anniversary of the Executive's Date of Termination. In addition, the Company shall furnish the Executive with office space and secretarial support during the remainder of the Term or, if shorter, until the time the Executive commences full-time employment with another employer.

         (b) Disability. In the event of the Executive's Disability, the Company may, by giving a Notice of Disability as provided in Section 14(c), remove the Executive from active employment and in that event shall provide the Executive for the remainder of the Term with the same payments and benefits as those provided in Section 6(a), except that:

                  (i) in lieu of the bonus payments provided in Section 6(a)(i)(B), the Executive shall receive, at the same time as bonus payments for the year of Disability would otherwise be made under the Bonus Plan, a prorated bonus for the year of Disability only equal to the Cash Bonus Amount of the bonus award the Executive would have received if he had been employed throughout the bonus year and had received the same performance rating as he received for the preceding year, prorated on a daily basis as of the Date of Disability;

                  (ii) except for Accrued Obligations, Base Salary payments shall be offset by any amounts otherwise payable to the Executive under the Company's disability program generally available to other employees; and

                  (iii) all stock options and restricted stock awards granted after February 1, 1998 under the Long-Term Plan and outstanding as of the Date of Disability (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment but including Type II stock options and related deferred cash incentive awards) shall become immediately and fully vested. The Executive shall have up to three (3) years to exercise all such outstanding stock options following the Date of Disability, but in no event beyond their specified term. The vesting of other Awards under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment shall be governed by the terms of the applicable award agreement.

         (c) Retirement. In the event the Executive's employment hereunder terminates due to Retirement:


                  (i) Accrued Obligations as of the Date of Retirement shall be payable in full;

                  (ii) the Company shall pay to the Executive, at the same time as bonus payments for the year of Retirement would otherwise be made under the Bonus Plan, a prorated bonus for the year


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         of Retirement only equal to the Cash Bonus Amount of the bonus award the Executive would have received if he had been employed throughout the bonus year and had received the same performance rating as he received for the preceding year, prorated on a daily basis as of the Date of Retirement;

                  (iii) stock options, restricted stock and other Awards under the Long-Term Plan shall vest and be exercisable as provided in the Long-Term Plan and the applicable award agreement. The award agreement for any Award of performance accelerated restricted stock granted during the Term shall provide that, notwithstanding any other provision therein, (A) if the Executive's employment terminates due to Retirement prior to age 65, then to the extent such shares have not previously been earned, the restrictions shall lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant and (B) if the Executive's employment terminates for any reason at or after attainment of age 65, the restrictions shall lapse as to 100% of the shares granted which have not previously been earned;

                  (iv) the Executive shall receive such retirement and other benefits as he is entitled to receive under the terms of the Companies' retirement and other benefit plans, including Section 8 hereof; and

                  (v) the Executive shall receive post-Retirement perquisites which are not less than those which as of the time of Retirement are customarily provided to similarly situated retired executives.

         (d) Death. In the event the Executive's employment hereunder terminates due to death, Accrued Obligations as of the date of death shall be payable in full, and the Company shall pay to the Executive's estate, at the same time as bonus payments for the year of death would otherwise be made under the Bonus Plan, a prorated bonus for the year of death only equal to the Cash Bonus Amount of the bonus award the Executive would have received if he had been employed throughout the bonus year and had received the same performance rating as he received for the preceding year, prorated on a daily basis as of the date of death.

         All stock options and restricted stock awards granted after February 1, 1998 under the Long-Term Plan and outstanding as of the date of death (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment but including Type II stock options and related deferred cash incentive awards) shall become immediately and fully vested. The Executive's personal representative, beneficiary or person who may exercise stock options under the rules of descent and distribution or under the Executive's will shall have up to three (3) years to exercise all such outstanding stock options following the date of death, but in no event beyond their specified term. The vesting of other Awards under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment shall be governed by the terms of the applicable award agreement.

         (e) Other Termination of Employment. In the event the Executive's employment hereunder terminates due to a Termination for Cause or the Executive terminates employment with the Company for reasons other than due to a Constructive Discharge, Disability, Retirement or death, vested benefits and Accrued Obligations as of the Date of Termination shall be payable in full, and vested Awards may be exercised according to the terms of the Long-Term Plan. No other payments shall be made, or benefits provided, by the Company except for benefits which have already become vested under the


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terms of employee benefit programs maintained by the Company or its affiliates for its employees generally as provided in Section 10.

         (f) Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the following meanings unless the context otherwise requires:

                  (i) "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company by a vote of the majority of the Board members then in office, because the Executive (a) has been convicted of a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. Section 1829, or any successor provision, or
         (b) has entered a plea of nolo contendere thereto, or (c) has breached or failed to perform his duties hereunder, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness (within the meaning of Section 1713(a) of the Pennsylvania Business Corporation Law, as amended, or any successor provision), or (d) has violated a material provision of the Company's Code of Conduct (as the same may be modified from time to time), or (e) a final determination has been reached that the Executive has violated the representations made in Section 1 above, or the provisions of Section 7 below; provided, however, that the Board has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.

                  (ii) "Constructive Discharge" means a termination of the Executive's employment by the Executive due to a failure of the Companies or their successors to fulfill their obligations under this Agreement in any material respect, including (a) any failure to elect or reelect or to appoint or reappoint the Executive to the offices of Chairman and Chief Executive Officer of the Company and the Bank or as a member of each of their boards of directors or (b) any other material change by the Companies in the functions, duties or responsibilities of the Executive's position with the Companies which would reduce the ranking or level, dignity, responsibility, importance or scope of such position, (c) any imposition on the Executive of a requirement to be permanently based at a location more than fifty miles from the principal office of the Company as of the date of this Agreement without the consent of the Executive, or (d) any reduction without the consent of the Executive in the Executive's salary below the amount then provided for under Paragraph 4(a) hereof.

                  (iii) "Without Cause Termination" means a termination of the Executive's employment by the Company other than due to Disability or expiration of the Term and other than a Termination for Cause.

                  (iv) "Disability" for purposes of this Agreement means the Executive shall be disabled so as to be unable to perform for 180 days in any 365-day period, with or without reasonable accommodation, the essential functions of his positions under this Agreement, as determined by the person or entity responsible for making determinations under the Company's long-term disability plan or, if any such person or entity is not able for any reason to make this determination, by another independent person or entity experienced in this field selected by the Company and acceptable to the Executive or his representative.

                  (v) "Retirement" means a voluntary termination of his employment by the Executive (1) on or after attainment of age 55, (2) on or after completion of at least five years of active employment with the Companies, (3) on not less than 6 months' Notice of Retirement as


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         provided in Section 14 and (4) under circumstances not constituting a
         Termination for Cause, Without Cause Termination, Constructive Discharge, Disability or death.

                  (vi) The "Cash Bonus Amount" of a Bonus Plan award for any period means the sum of (1) the amount of such award paid or payable in cash (whether or not deferred) plus (2) with respect to any portion of the award paid or payable in restricted stock, phantom stock or other interests in Company securities, the amount of cash which would otherwise have been paid, excluding any premium in value given to compensate for risk of forfeiture or otherwise.

                  (vii) The "Date of Termination," "Date of Disability" and "Date of Retirement" shall have the meanings ascribed to them in
         Section 14. To the fullest extent permitted by applicable law, to the extent this Agreement requires the payment of Base Salary and/or the provision of coverages and benefits subsequent to the Date of Termination or Date of Disability, the Executive's Date of Termination or Date of Disability, as applicable, shall not be treated as a termination of employment (a "Benefit Plan Termination Date") from the Companies for purposes of determining the Executive's rights, responsibilities and tax treatment under any and all employee pension, welfare and fringe benefit plans maintained by the Companies. Rather, the Benefit Plan Termination Date shall be the day following the last day for which any Base Salary and/or coverages and benefits are required to be provided by this Agreement.

         (g) Change in Control. Notwithstanding anything else contained herein, if any termination of the Executive's employment hereunder constitutes a "Qualifying Termination" during the "Termination Period," each as defined in the Agreement between the Executive and the Company dated as of February 1, 1997 (the "Prior Agreement"), then the provisions of the Prior Agreement shall apply to such termination in lieu of the provisions of this Section 6. Section 5 of the Prior Agreement shall apply to any Payment (as therein defined) under this Agreement to the extent provided therein. The definition of "Change in Control" in Section 1(c) of the Prior Agreement is hereby amended by changing the phrase "at least a majority of the members of the board of directors of the Parent Corporation" in clause (C) of Paragraph 1(c)(iii) to read "at least half of the members of the board of directors of the Parent Corporation."

         7.  Other Duties of Executive During and After Term.

         (a) Confidential Information. The Executive recognizes and acknowledges that certain information pertaining to the affairs, business, clients, or customers of the Companies or any of their subsidiaries or affiliates (any or all of such entities hereinafter referred to as the "Business"), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of his duties under this Agreement. The Executive shall not, through the end of the Term or at any time thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process or such information which is or shall become part of the public realm through no fault of the Executive), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession are, shall be, and shall remain the property of the Business. No copies


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thereof shall be made which are not retained by the Business, and the Executive agrees, on any termination of his employment, or on demand of the Company, to deliver the same to the Company.

         (b) Non-Competition. Through the end of the Term, whether during the Executive's employment or following the termination of his employment for any reason except for a Without Cause Termination or Constructive Discharge, the Executive shall not without express prior written approval by order of the HRC, directly or indirectly:

                  (i) solicit for the account of any Financial Services Company (other than the Company or its affiliates) the sale of any products or services of a type then provided by the Company or its affiliates (A) during the Executive's employment, to any entity or individual or (B) following termination of the Executive's employment (1) to any entity or individual that was a customer or client of the Company or its affiliates at any time during the 12-month period immediately preceding the Executive's Date of Termination, Date of Disability or Date of Retirement, (2) to any individual who is a resident of a Restricted State or (3) to any entity where the customary office of the individual solicited or of the individual responsible for the entity's purchasing decision is located in a Restricted State.

                  (ii) solicit any employee of the Company or its affiliates to terminate such employment relationship.

         For purposes of this Section 7(b), the following definitions shall apply:

                  (1) "Financial Services Company" shall mean any corporation, partnership, sole proprietorship or other entity engaged in the provision to unaffiliated customers of financial services, including, without limitation, retail or commercial banking, lending, lease financing, trade financing or other extension of credit, rate risk management products, loan servicing, credit card processing, investment banking, brokerage services, investment management or advisory services, sponsorship, administration or management of mutual funds or other collective investment vehicles, cash management, foreign exchange, fiduciary or custodial services, employee benefit plan administration, benefits consulting services, stock transfer services or underwriting or sale of insurance.

                  (2) "Restricted State" shall mean any State of the United States all or part of which is located east of the Mississippi River and the District of Columbia.

         In addition to the foregoing, it is understood that during his employment the Executive is subject to all policies and procedures of the Companies regarding investment in securities of competitors.

         (c) Remedies. The Company's obligation to make payments or provide for or increase any benefits under this Agreement (except to the extent previously vested) shall cease upon any violation of the provisions of this Section 7; provided, however, that the Executive shall first have the right to appear before the Board with counsel and that such cessation of payments or benefits shall require a vote of a majority of the Board members then in office. In addition, in the event of a violation by the Executive of the provisions of this
Section 7, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance by the Executive of this Section 7 and to enjoin the Executive from any further violation, and may exercise such remedies cumulatively or in conjunction with such other remedies as may be available to the Company at law or in equity. The Executive acknowledges, however, that the remedies at law for any breach by him


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of the provisions of this Section 7 would be inadequate and agrees that the
Company shall be entitled to injunctive relief against him in the event of any such breach.

         (d) Survival; Authorization to Modify Restrictions. The covenants of the Executive contained in this Section 7 shall survive any termination of the Executive's employment for the periods stated herein, except that the covenants contained in Section 7(b) shall not survive any termination of employment (i) for which a Notice of Termination is given during the Termination Period following a Change in Control, each as defined in the Prior Agreement or (ii) which is a termination of employment described in the second sentence of Section 1(j) of the Prior Agreement. The Executive represents that his experience and capabilities are such that the enforcement of the provisions of this Section 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in this Section 7. Accordingly, it is the intention of the parties that the provisions of this Section 7 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to the extent required in order to render it valid and enforceable.

         8. Supplemental Retirement Benefit. The Executive will be entitled to receive a monthly Supplemental Retirement Benefit (the "Supplemental Retirement Benefit") commencing on the first day of the month coincident with or following the later of the Executive's termination of employment or attainment of age 60 and continuing for the remainder of his life. Unless otherwise elected by the Executive, the Supplemental Retirement Benefit shall be payable in the form of a 50% joint and survivor annuity which shall be unreduced for the actuarial value of the survivor's benefit. If the Executive's spouse at the time of his death is not more than four years younger than the Executive, the survivor benefit shall be equal to 50% of the Executive's benefit and shall be payable to his spouse for the remainder of the spouse's life. If the Executive's spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the spouse shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive. The Executive shall also have the right to elect a 100% joint and survivor annuity, on an actuarially-reduced basis or a lump-sum payment, on an actuarially-reduced basis (if the Executive makes a timely lump-sum election which avoids constructive receipt), or any other form of payment available or provided under the "Supplemental Plans" defined in this
Section 8. Actuarial reductions shall be based on the actual ages of the Executive and his spouse at the time of retirement. If the Executive is not married at the time of his retirement, actuarial adjustments shall be made as if the Executive had a spouse with the same date of birth as the Executive. In the event that the Executive elects a form of payment other than the automatic 50% joint and survivor annuity or other than a lump sum payment, and remarries subsequent to retirement, the benefits payable under this Section shall be actuarially adjusted at the time of the Executive's death to reflect the age of the subsequent spouse. If the Executive elects a lump sum payment at retirement, no further benefits will be payable under this Section.

         The amount of the monthly retirement benefit as an unreduced 50% joint and survivor annuity shall be equal to the product of (A) the "Service Percentage" multiplied by (B) the Executive's "Final Average Compensation," with such product reduced by (C) the total monthly amount of benefits (measured for purposes of this offset as if the Executive elected a 50% joint and survivor annuity payable as of the date benefits commence under this Agreement) provided to or in respect of the Executive under all tax-qualified retirement plans and related excess benefit and other benefit restoration plans maintained by the Company or the Bank for the Executive, including the Mellon Bank Benefit Restoration Plan and the Mellon Bank IRC Section 401(a)(17) Plan (the "Supplemental Plans") and benefits paid pursuant to Section 4.7 of the Mellon Financial Corporation Elective Deferred Compensation Plan for Senior Officers, but not including payments of any compensation previously deferred under any deferred compensation plan of the Company or the Bank, or interest thereon, or payments from the Mellon Financial Corporation Retirement Savings Plan, a 401(k) plan.

         The Executive owns interests in life insurance policies (the "Policies") as a participant in the Mellon Bank Senior Executive Life Insurance Plan. The Supplemental Retirement Benefit payable to the Executive hereunder shall be further reduced by the Executive's interest in the cash value of the Policies. This reduction shall be calculated in the same manner as under the Supplemental Plans. In the event the United States federal income tax laws change or are interpreted so as to cause Executive's ownership interests in Policies to be subject to taxation, the Executive and the Company will negotiate in good faith to mitigate the effects of such change.

         The Executive shall be vested in the Supplemental Retirement Benefit provided under this Paragraph as of February 1, 1998.

         The Executive shall elect the form of payment of his Supplemental Retirement Benefit at the same time and subject to the same provisions (including timing requirements and all reductions and/or penalties for late elections) as provided under the Supplemental Plans. After retirement, the Executive (or beneficiary who is receiving payments) may elect to receive his remaining Supplemental Retirement Benefits which are payable hereunder in a lump sum payment, calculated in the same manner and subject to the same reductions as under the Supplemental Plans. In the event that the Executive elects a form of payment of his Supplemental Retirement Benefits which provides for payments to continue after his death and the Executive dies without having received all payments of Supplemental Retirement Benefits that may be payable hereunder, then the unpaid balance of such benefits shall be paid in accordance with the form of payment elected by the Executive. Any such remaining payments shall be made to the Executive's beneficiary provided under the Supplemental Plans, subject to any contrary written instructions from the Executive designating a different beneficiary for such payments.

         The Executive may also elect, upon not less than 12 months' advance written notice, to have the payment of the Supplemental Retirement Benefit commence on the first day of any month coincident with or after the later of his termination of employment or attainment of age 55. In this event, the Supplemental Retirement Benefit will be subject to an early payment reduction amount equal to 0.5% per month (6% per annum) for each month that payments commence before attainment of age 60. In the event of such retirement, the Term and the Company's obligations to make payments under Section 4 above shall cease as of the retirement date.

         The Executive may also elect, upon not less than 12 months' advance written notice prior to the commencement of Supplemental Retirement Benefit payments, to have the lump sum value of the Supplemental Retirement Benefit to which the Executive would otherwise be entitled applied to the purchase of a single premium annuity in a form and from an issuer selected or concurred in by the Executive. In the event of such an election by the Executive, the sole responsibilities of the Company shall be to apply the amount of the lump sum value of the Supplemental Retirement Benefit to the purchase of the annuity selected or concurred in by the Executive and the distribution of such annuity to the Executive. Thereafter, the Executive shall look solely to the issuer of the annuity for payment on account of or in connection with the Supplemental Retirement Benefit and agrees that the Company and its affiliates, and each of their officers, directors and employees, shall have no further liability in respect of the Supplemental Retirement Benefit or by reason of the application of the lump sum value as elected by the Executive or the selection of the form or issuer of the annuity.

         Notwithstanding the foregoing, in no event shall the Executive receive any payments under this Section 8 or be deemed to be retired from the Company while the Executive is entitled to payments under Paragraph 6(a) or Paragraph 6(b) or during any period for which the Executive receives additional service credit in respect of a "Qualifying Termination" as provided in clause (B) of the definition of "Service Percentage" below.

         As used in this Section 8:

                  (i) "Service Percentage" means 2% for each full or partial year of the Executive's employment with the Company (plus service with a prior employer if treated as credited service with the Company) commencing January 2, 1981 and ending as of the date his active employment with the Company terminates, plus 2% for (A) each full year, if any, that the Executive receives payments under Paragraph 6(a) or 6(b) hereof (with such percentage pro-rated for the partial contract year in which such final termination of the Executive's employment occurs or in which such final payments under Paragraph 6(a) or 6(b) hereof are made, whichever shall be applicable) or (B) for each of the three years following any "Qualifying Termination" of the Executive's Employment during the "Termination Period," each as defined in the Prior Agreement.

                  (ii) "Final Average Compensation" means one-twelfth (1/12th) of the sum of the Executive's Base Salary paid and the Cash Bonus Amount of any bonus award earned for the calendar year within the final three (3) full calendar years of the Executive's employment by the Company which produces the highest amount. For purposes of determining Final Average Compensation (A) Bonus Plan awards shall be attributed to the calendar year in which earned, whether paid in that calendar year or the year following or deferred and (B) any portion of the Executive's Base Salary and bonus award which is deferred by the Executive under agreements with the Company or under any Company employee benefit plan shall be included for purposes of determining Final Average Compensation.

         Notwithstanding the foregoing, in the event of a "Qualifying Termination" of the Executive's employment during the "Termination Period," each as defined in the Prior Agreement, "Final Average Compensation" for purposes of computing the Supplemental Retirement Benefit shall mean one-twelfth (1/12th) of the sum of (i) the Executive's highest annual rate of base salary during the 12-month period immediately prior to the Executive's Date of Termination and
(ii) the Executive's Bonus Amount, as defined in the Prior Agreement. In addition, the Supplemental Retirement Benefit shall be payable without any reduction for early payment in the event the Executive is less than age 60 at the time that payment is made. In the event of such a "Qualifying Termination," the present value of the Supplemental Retirement Benefit shall be payable to the Executive in a lump sum at the same time payments are due to the Executive under
Section 4(a) of the Prior Agreement (i.e., within 20 days following the Executive's Date of Termination). The present value shall be calculated in the same manner and using the actuarial factors set forth in the Supplemental Plans as of the effective date of this Agreement.

         In the event the Executive's termination of employment is due to death prior to the commencement of the payment of Supplemental Retirement Benefits under this Section 8, and he shall be survived by a spouse, entitlement to Supplemental Retirement Benefits will become fully vested and such spouse shall be entitled to receive a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death and elected a 50% joint and survivor annuity, but without any early payment reductions applicable for payments prior to age
60. If the Executive's spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the survivor shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive.

         The Executive's entitlement to Supplemental Retirement Benefits under this Section 8 shall survive the expiration of the Term and any other termination of this Agreement.

         9. Resolution of Disputes. Except as otherwise provided in Section 7(c) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Pittsburgh, Pennsylvania, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. In the event of any arbitration, litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for his reasonable costs and expenses relating to such arbitration, litigation or other proceeding, including attorneys' fees and expenses, provided that such arbitration, litigation or other proceeding results in any: (i) settlement requiring the Company to make a payment, continue to make payments or provide any other benefit to the Executive; or (ii) judgment, order or award against the Company in favor of the Executive or his spouse, legal representative or heirs, unless such judgment, order or award is subsequently reversed on appeal or in a collateral proceeding. At the request of the Executive, costs and expenses (including attorneys' fees) incurred in connection with any arbitration, litigation or other proceeding referred to in this Section shall be paid by the Company in advance of the final disposition of the arbitration, litigation or other proceeding upon receipt of an undertaking by or on behalf of the Executive to repay the amounts advanced if it is ultimately determined that he is not entitled to reimbursement of such costs and expenses by the Company as set forth in this Section.

         10. Full Settlement; No Mitigation; Non-Exclusivity of Benefits. Except as provided in Section 6(g), the Company's obligation to make any payment provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Executive under any other severance plan, arrangement or agreement of the Company and its affiliates, including but not limited to the Mellon Financial Corporation Displacement Program, and in full settlement of any and all claims or rights of the Executive for severance, separation and/or salary continuation payments resulting from the termination of his employment. In no event shall the Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided herein, such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided above in this Section 10, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor, except as otherwise specifically provided in this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates, including without limitation any stock option or restricted stock agreement. Amounts or benefits which are vested benefits or which the Executive is otherwise entitled to receive under any such plan, program, policy, practice, contract or agreement prior to, at or subsequent to any Date of Termination, Date of Disability or Date of Retirement shall be paid or provided in accordance with the terms of such plan, program, policy, practice, contract or agreement except as explicitly modified by this Agreement.

         11. Employment and Payments by Affiliates. Except as herein otherwise specifically provided, references in this Agreement to employment by the Company shall include employment by affiliates of the Company, and the obligation of the Company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any affiliate of the Company.

         12. Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         13. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "Company" as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

         14. Notices.

         (a) General. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given when delivered or 5 days after being deposited in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

         (i)      To the Company:

                  Manager-Human Resources Department
                  Mellon Bank, N.A.
                  One Mellon Center
                  Pittsburgh, Pennsylvania 15258

         (ii)     To the Executive:

                  Martin G. McGuinn
                  714 Amberson Avenue
                  Pittsburgh, PA  15232-1446

                  with a copy to:

                  Mark Bookman, Esq.
                  Reed Smith LLP
                  435 Sixth Ave.
                  Pittsburgh, PA  15219
or to such other address as the addressee party shall have previously specified in writing to the other.

         (b) Notice of Termination. Except in the case of death of the Executive, any termination of the Executive's employment hereunder, whether by the Executive or the Company, shall be effected only by a written notice given to the other party in accordance with this Section 14 (a "Notice of Termination"). Any Notice of Termination shall (i) indicate the specific termination provision in Section 6 relied upon, (ii) in the case of a termination for Cause or a Constructive Discharge, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and (iii) specify the effective date of such termination of employment (the "Date of Termination"), which shall not be less than 15 days nor more than 60 days after such notice is given. The failure of the Executive or the Company to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Cause or Constructive Discharge shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         (c) Notice of Disability. Any finding of Disability by the Company shall be effected only by a written notice given to the Executive in accordance with this Section 14 (a "Notice of Disability"). Any Notice of Disability shall
(i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such finding of Disability and (ii) specify an effective date (the "Date of Disability"), which shall not be less than 10 days after such notice is given. The failure of the Company to set forth in any Notice of Disability any fact or circumstance which contributes to a showing of Disability shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

         (d) Notice of Retirement. Retirement shall be effected only by a written notice given by the Executive in accordance with this Section 14 (a "Notice of Retirement"). Any Notice of Retirement shall (i) indicate that it is a Notice of Retirement and (ii) specify an effective date (the "Date of Retirement) which shall not be less than six months after such notice is given.

         15. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 15 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate or their assigning any rights hereunder to the person or persons entitled thereto.

         16. Source of Payments. Subject to Section 11 hereof, all payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor.

         17. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.

         18. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed exclusively by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws thereof.

         19. Counterparts; Headings. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The underlined Section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the first date above written.


ATTEST:                                   MELLON FINANCIAL CORPORATION



      /s/ Carl Krasik                     By:      /s/ Charles A. Corry
------------------------------                -------------------------------
         Carl Krasik                          Name:   Charles A. Corry
          Secretary                           Title:  Chairman of the Human
                                                      Resources Committee




                                                   /s/ Martin G. McGuinn
                                              -------------------------------
                                                      MARTIN G. MCGUINN